UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 2, 2016

Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	001-36613	34-1585111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio	44062-0035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 632-1666

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

In a private offering exempt by SEC Regulation D Rule 506 from registration under the Securities Act of 1933, Middlefield Banc Corp. is offering for sale up to 376,400 shares of common stock at the price of $33 per share. The offering is to accredited investors only, without the use of a general solicitation or general advertising. We expect the private offering will be completed in a month.

We sold 60,606 shares to one accredited investor on May 2, 2016 and 90,909 to another on that date, for gross proceeds of $5.0 million, before commissions of $250,000 payable to the investment bank acting as placement agent. In addition to these two sales, we have received indications of interest from other accredited investors and commitments from directors, our CEO, and others for shares. The directors and our CEO have committed to purchase shares, but we give no assurance that the indications of interest from other accredited investors will lead to subscriptions by them. If they do, together with the commitments from our directors, our CEO, and others, the subscriptions would account for sales of approximately 200,500 additional shares, and potential additional gross proceeds of approximately $6.6 million before commissions estimated at $313,000. This is not an offer to sell securities or a solicitation of an offer to buy securities. Any such offers will be made only pursuant to offering materials to be distributed by Middlefield Banc Corp.

Because the shares are being sold by us in a private offering without registration under the Securities Act of 1933, the shares are restricted securities, as that term is defined in SEC Rule 144(a)(3). We have agreed to register investors’ resale of the shares, agreeing to file a registration statement with the SEC on Form S-3 within 30 days after completion of the private offering. By agreement with the placement agent, our directors and named executive officers have agreed not to sell any of their Middlefield shares for 90 days after completion of the private offering.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: May 6, 2016	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and COO